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                                                                    EXHIBIT 16.1





September 28, 2001


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549




Dear Sir:

We have read the paragraphs of Item 4.a. included in the East Coast Power LLC Form 8-K to be filed September 28, 2001 with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


By
  Michael M. Lowther


cc: Mr. Jimmy McDonald, Director, East Coast Power LLC
    Mr. John L. Harrison, Senior Managing Director and
    Chief Financial Officer, East Coast Power LLC